Exhibit (2)(g)

UBS INVESTMENT TRUST

CERTIFICATE OF VICE PRESIDENT AND ASSISTANT SECRETARY FOR BOARD
RESOLUTIONS APPROVING BYLAW AMENDMENTS

            I, Keith A. Weller, Vice President and Assistant Secretary of UBS Investment Trust (the “Fund”), hereby certify that, at a duly convened meeting of the Board of Trustees (“Board”) of the Fund held on February 10, 2010, the Board duly and unanimously approved the following preambles and resolution:

WHEREAS, the Nominating and Corporate Governance Committee of the Board has recommended to the full Board the abolishment of the retirement policy pursuant to which a trustee who has attained the age of seventy-five (75) years generally must retire from service as a trustee (the “Policy”); and

WHEREAS, the Board has accepted the Nominating and Corporate Governance Committee’s recommendation and has determined that it is in the best interest of the Fund to abolish the Policy;

NOW, THEREFORE, BE IT

RESOLVED, that pursuant to the relevant section of the Fund’s Restated Bylaws, as amended (the “Bylaws”), concerning amendments to the Fund’s Bylaws, Article III, Section 7 of the Fund’s Bylaws be, and it hereby is, deleted in its entirety.

IN WITNESS WHEREOF, I have signed this certificate as of the 7th day of May, 2010.

UBS INVESTMENT TRUST

By:	/s/ Keith A. Weller
Name:	Keith A. Weller
Title:	Vice President and Assistant Secretary

New York, New York (ss)

Subscribed and sworn to before me
on this 7th day of May, 2010.

/s/ Cathleen Crandall
Notary Public